Exhibit 99.1

FEBRUARY 23, 2005

FOR IMMEDIATE RELEASE

For more information, contact:

Dean D. Durbin

Vertis

President and

Chief Financial Officer

(410) 361-8367

Stephen E. Tremblay

Vertis

Senior Vice President

Finance and Treasurer

(410) 361-8352

Michelle Metter or
Donovan Roche

Formula

(619) 234-0345

PO Box 17102

Baltimore, Maryland 21297

250 West Pratt Street

18th Floor

Baltimore, Maryland 21201

T 410.528.9800

F 410.528.9289

www.vertisinc.com

VERTIS, INC. ANNOUNCES 2004 EARNINGS

Baltimore, MD (February 23, 2005) — Vertis, Inc. (“Vertis” or the “Company”), a leading provider of targeted advertising, media and marketing services, today announced results for the three and twelve months ended December 31, 2004.  For the three months ended December 31, 2004, net sales were $449.1 million, or 0.6% above the fourth quarter of 2003.  For the year ended December 31, 2004, net sales amounted to $1,645.1 million, a 3.7% increase from the year ended December 31, 2003.  Excluding pass-through costs for paper and the impact of foreign exchange, revenue would have been down 3.0% in the fourth quarter and 0.6% on a full-year basis.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) amounted to $50.9 million and $131.5 million for the three and twelve months ended December 31, 2004, respectively.  These amounts represent full-year declines of 13.6% and 23.9% versus EBITDA of $58.9 million and $172.7 million for the three and twelve months ended December 2003, respectively.  Included in the full-year 2004 EBITDA is the $44.0 million non-cash loss from the termination of our interests in leveraged leases reported in the third quarter.  The full-year 2003 EBITDA includes a $10.1 million recovery from a settlement of a legal proceeding in the first quarter.  Restructuring and restructuring-related charges amounted to $4.1 million and $6.9 million for the three and twelve months ended December 31, 2004 compared to $8.6 million and $15.5 million in the comparable 2003 periods.  Excluding all of these items, the decline in EBITDA would have been $12.5 million, or 18.5%, in the fourth quarter.  For the full-year, EBITDA would have increased $4.3 million, or 2.4% on the same basis.

Dean D. Durbin, President and Chief Financial Officer commented, “After posting strong performance in North America in the first nine months of 2004, this platform had a weaker than expected fourth quarter.  After very strong volume growth through September 30, especially in our direct mail business, we experienced a softening in direct mail volume in the fourth quarter relative to the fourth quarter of 2003, and our pricing across the North American platform, which includes the impact of product, customer, and equipment mix changes, was also down in the quarter.”  Mr. Durbin also noted, “In Europe, quarter-over-quarter EBITDA, excluding restructuring charges, declined $5.4 million, predominately due to a continuation of the poor direct mail business”.

“On a full-year basis, our North American segment posted solid EBITDA growth driven by higher volume and lower costs which were partially offset by lower pricing and the difficult conditions in Europe. The latter reduced our EBITDA performance by nearly $9 million,” stated Mr. Durbin.

Vertis reported a net loss of $2.6 million in the fourth quarter of 2004 versus net income of $5.9 million in the fourth quarter of 2003.  For the year ended December 31, 2004, Vertis had a net loss of $11.1 million as compared to a $95.9 million net loss for the year ended December 31, 2003.  The 2004 net loss includes the $44.0 million loss discussed above, offset by a $66.7 million income tax benefit.  The tax benefit was recorded as a result of eliminating the deferred tax liability associated with the terminated leasehold interests.   The 2003 net loss includes a non-cash tax provision of $48.8 million for a valuation allowance against previously recorded deferred tax benefits related to net operating loss carryforwards and the $10.1 million recovery from a legal settlement identified above.

Vertis will hold an earnings call on Thursday, February 24, 2005 at 11:00 a.m. EST to discuss its fourth quarter results.  The call-in number is 1-866-556-1092 (or 1-773-756-4797 for international callers), and the passcode confirmation is “VERTIS Q4”.  A recording of the call will be available for review for one week at 1-866-386-1316 (or 1-203-369-0402 for international callers).

-more-

Vertis, Inc. and Subsidiaries

Balance Sheet Data

In thousands

	December 31, 2004	December 31, 2003
	(Unaudited)

Total current assets	$259,112	$266,576
Property, plant and equipment, net	379,438	401,820
Goodwill	359,865	353,448
Other long-term assets	51,380	125,654
Total assets	1,049,795	1,147,498

Total current liabilities (excluding current portion of long-term debt)	331,844	327,109
Long-term debt (including current portion)	1,024,048	1,051,950
Other long-term liabilities	42,463	110,637
Total liabilities	1,398,355	1,489,696

Total stockholder’s deficit	(348,560)	(342,198)
Total liabilities and stockholder’s deficit	$1,049,795	$1,147,498

Vertis, Inc. and Subsidiaries

Consolidated Statements of Operations

In thousands

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)

Net sales	$449,090	$446,403	$1,645,051	$1,585,909
Operating expenses:
Costs of production	348,913	337,184	1,281,952	1,226,420
Selling, general and administrative	43,301	40,961	177,025	177,323
Restructuring charges	4,139	8,481	6,901	15,243
Depreciation and amortization of intangibles	18,461	20,453	75,025	83,622
	414,814	407,079	1,540,903	1,502,608
Operating income	34,276	39,324	104,148	83,301
Other expenses (income):
Interest expense, net	34,339	32,252	132,809	136,557
Other, net	1,836	886	47,685	(5,760)
	36,175	33,138	180,494	130,797

Loss before income tax expense (benefit)	(1,899)	6,186	(76,346)	(47,496)
Income tax expense (benefit)	657	328	(65,213)	48,429
Net (loss) income	$(2,556)	$5,858	$(11,133)	$(95,925)

Vertis, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

In thousands

	Twelve months ended December 31,
	2004	2003
	(Unaudited)

Net cash provided by operating activities	$47,545	$89,046

Net cash used in investing activities	(18,992)	(40,903)

Net cash used in financing activities	(29,608)	(53,176)

Effect of exchange rate changes on cash	1,610	1,381
Net increase (decrease) in cash and cash equivalents	555	(3,652)
Cash and cash equivalents at beginning of period	2,083	5,735
Cash and cash equivalents at end of period	$2,638	$2,083

Vertis, Inc. and Subsidiaries

Rollforward of Long-term Debt

(Unaudited)

In thousands

Long-term debt as of December 31, 2003			$1,051,950

Revolver activity (net repayment)	(38,812)
Repayments of long-term debt	(96)
Total decrease in long-term debt		(38,908)

Accretion of discount		3,962
Effect of foreign exchange rate fluctuation		7,044
Total change in long-term debt			(27,902)

Long-term debt as of December 31, 2004			$1,024,048

EBITDA Reconciliation

EBITDA represents the sum of net (loss) income, net interest expense, income taxes, depreciation and amortization of intangible assets.  The Company believes that EBITDA is useful because that information is an appropriate measure for evaluating the Company’s operating performance.  We present EBITDA to provide additional information regarding our performance and because it is a measure by which we gauge our profitability.  EBITDA is not a measure of financial performance in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  You should not consider it as an alternative to net income as a measure of operating performance.  Our calculation of EBITDA may be different from the calculations used by other companies and therefore comparability may be limited.  The most comparable measure to EBITDA in accordance with GAAP is net (loss) income.  The following table is a reconciliation of EBITDA to net loss:

	Three months ended December 31,		Twelve months ended December 31,
(in thousands)	2004	2003	2004	2003
	(Unaudited)		(Unaudited)

Net (loss) income	$(2,556)	$5,858	$(11,133)	$(95,925)

Interest expense, net	34,339	32,252	132,809	136,557
Income tax expense (benefit)	657	328	(65,213)	48,429
Depreciation and amortization of intangibles	18,461	20,453	$75,025	83,622

EBITDA	$50,901	58,891	$131,488	$172,683

ABOUT VERTIS

Vertis is a leading provider of targeted advertising, media, and marketing services that drive consumers to marketers more effectively.  Its comprehensive products and services range from consumer research, audience targeting, creative services, and workflow management to targeted advertising inserts, direct mail, interactive marketing, packaging solutions, and digital one-to-one marketing and fulfillment.  Headquartered in Baltimore, Md., with facilities throughout the U.S. and the U.K., Vertis combines best-in-class technology, creative resources and innovative production to serve the targeted marketing needs of companies worldwide.

To learn more about Vertis, visit www.vertisinc.com.

This release and the conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In the call, the words “believes, “anticipates, “expects, “estimates, “plans, “intends” and similar expressions are intended to identify forward-looking statements. All forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from projected results. Factors that may cause these differences include fluctuations in the cost of raw materials we use, changes in the advertising, marketing and information services markets, the financial condition of our customers, actions by our competitors, changes in the legal or regulatory environment, general economic and business conditions in the U.S. and other countries, and changes in interest and foreign currency exchange rates.

Consequently, you should consider any such forward-looking statements only as our current plans, estimates and beliefs. Even if those plans, estimates or beliefs change because of future events or circumstances, we decline any obligation to publicly update or revise any such forward-looking statements.

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